Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     This First Amendment (“Amendment”) is made as of May 31, 2007 to the Amended and Restated Credit Agreement dated as of July 25, 2006 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (“Borrower"), the financial institutions party thereto (collectively “Lenders” and individually a “Lender”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as successor Agent for the Lenders to U.S. Bancorp Ag Credit, Inc., a Colorado corporation (the “Agent”). This Amendment is made by the Lenders signatory hereto (being at least the “Required Lenders,” as defined in the Credit Agreement).
RECITAL
     Except as defined herein, all capitalized terms used in this Amendment shall have meaning assigned to them in the Credit Agreement.
     Borrower and the Lenders desire that certain Defaults and Matured Defaults under the Credit Agreement be waived and that the Credit Agreement be amended in certain respects.
     NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in the Credit Agreement and this Amendment, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of the Borrower by Lenders, the Borrower, the Agent and the Lenders agree as follows:
     1. As of February 2, 2007, March 1, 2007, March 29, 2007 and May 3, 2007 Borrower failed to maintain minimum Working Capital, as required by Section 5.6 of the Credit Agreement and Section 10.1(e) of the Note Purchase Agreement, as of March 29, 2007 Borrower failed to maintain minimum EBITDA, as required by Section 10.1(d) of the Note Purchase Agreement, and as of May 31, 2007 Borrower will fail to maintain minimum Working Capital, as required by Section 5.6 of the Credit Agreement and Section 10.1(e) of the Note Purchase Agreement (collectively, the “Financial Covenant Defaults”). The Financial Covenant Defaults under the Credit Agreement have resulted or would (absent this waiver) result in the occurrence of Matured Defaults as set forth in Subsection (o) of the definition of Matured Default as set forth in the Credit Agreement, and the Financial Covenant Defaults under the Note Purchase Agreement have resulted or would (absent this waiver) result in the occurrence of Matured Defaults as set forth in Subsection (l) of the definition of Matured Default as set forth in the Credit Agreement (collectively, the “Subject Matured Defaults”). The Lenders hereby consent to the Subject Matured Defaults, and waive their rights powers and remedies with respect to the Subject Matured Defaults (the “Waiver and Consent”). Notwithstanding the foregoing Waiver and Consent, it is expressly understood and agreed that the Lenders shall have the right at all times hereafter to require strict performance by Borrower of all terms of the Credit Agreement or any other Financing Agreement, that the Lenders do not waive, affect or diminish any right, power or remedy of the Lenders under the Credit Agreement or any other Financing

Agreement except as expressly set forth herein and that except as expressly set forth herein, the Credit Agreement and each other Financing Agreement shall continue in full force and effect in accordance with their respective terms.
     2. The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement, General Definitions, shall be amended to read as follows:
     "Applicable Margin” shall mean with respect to Swing Line Loans or Line of Credit Advances that are Prime Rate Loans or LIBOR Rate Loans, or with respect to Non-Use Fees and Letter of Credit Fees the rates per annum set forth below for the then applicable Financial Performance Level:

		Swing Line Loans,
Financial		LIBOR Rate Loans
Performance		and Letter of
Level	Prime Rate Loans	Credit Fees	Non-Use Fees

Level 1	1.75%	3.50%	0.25%
Level 2	1.25%	3.00%	0.25%
Level 3	0.75%	2.50%	0.20%
Level 4	0.25%	2.00%	0.20%
Level 5	0.25%	1.50%	0.15%
     The initial Financial Performance Level shall be Level 2. The Agent will review Borrower’s financial performance as of each fiscal quarter end, beginning with the fiscal quarter end on June 28, 2007, after its receipt of Borrower’s financial statements and Compliance Certificate as of the end of such fiscal quarter, and will confirm Borrower’s determination as to Borrower’s Financial Performance Level based on such fiscal quarter. As so confirmed by the Agent, Borrower’s Financial Performance Level will determine the Applicable Margin effective for Prime Rate Loans and LIBOR Rate Loans, and with respect to Letter of Credit Fees and Non-Use Fees for the three month period beginning on the fifteenth day of the second month following the end of such fiscal quarter. If the Agent does not receive such quarter end statements on or before the date they are due in accordance with Section 5.1, Borrower’s Financial Performance Level shall be deemed to be Level 1 beginning with the fifteenth day of the second month following the end of such fiscal quarter and shall remain at Level 1 until the 15th Business Day after such financial statements are received by the Agent and a determination by the Agent that a different Financial Level shall apply during the remainder of the three month period.

     3. A new Section 5.11 of the Credit Agreement, Consulting Agreement, shall be amended to read as follows:
     5.11 Consulting Agreement. On or before June 20, 2007 Borrower shall obtain, and shall thereafter maintain the services of a financial consultant reasonably acceptable to the Required Lenders to assist Borrower with its business and financial planning and with its financial reporting to the Lenders and the holders of the Notes.
     4. This Amendment shall be effective as of its date, conditioned on the execution and delivery to the Agent in form and substance reasonably acceptable to the Agent of: (a) this Amendment, (b) a waiver under the Note Purchase Agreement by the Required Holders (as defined in the Note Purchase Agreement) of the Notes of the Financial Covenant Defaults and related cross defaults; and (c) An agreement or agreements to end the Sharing Period (as defined in the Intercreditor Agreement) by the Required Senior Lenders (as defined in the Intercreditor Agreement).
     5. On the date this Amendment becomes effective, Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages), including the Agent, an amendment fee in the amount of $100,000. The foregoing fee shall be fully earned and, at the option of the Agent, shall be paid by an Advance pursuant to Section 2.1, without prior demand by the Agent.
     6. This Amendment shall be an integral part of the Credit Agreement, as amended, and all of the terms set forth therein are hereby incorporated in this Amendment by reference, and all terms of this Amendment are hereby incorporated into said Credit Agreement, as if made an original part thereof. All of the terms and provisions of the Agreement, as amended, which are not modified in this Amendment, shall remain in full force and effect.
{SIGNATURE PAGE FOLLOWS}

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

JOHN B. SANFILIPPO & SON, INC., a Delaware corporation
By	/s/ Herbert J. Marros
	Its	Controller

U.S. BANK NATIONAL ASSOCIATION as Agent and as a Lender
By	/s/ Dale Welke
	Its	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as a Lender
By	/s/ Emily Eigel
	Its	Assistant Vice President

ING CAPITAL LLC, as a Lender
By	/s/ William B. Redmond
	Its	Managing Director

[Signature Page to First Amendment to Amended and Restated Credit Agreement dated as of May 31, 2007]